Exhibit 107

Calculation of Filing Fee Table

Form S-8

Worksport Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	2,518,502	(3)	$1.41	$3,551,087.82	0.0001102	$391.33
Total Offering Amounts						$3,551,087.82		$391.33
Total Fee Offsets(4)								$-
Net Fee Due								$391.33

1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregated offering price for shares reserved for future issuance are based on the average of the high and the low price of Registrant’s common stock as reported on The Nasdaq Capital Market on April 10, 2023, which date is within five business days prior to filing this Registration Statement.

3)	Reflects an automatic increase to the number of shares of common stock of the Registrant reserved for issuance under the Worksport Ltd. 2022 Equity Incentive Plan (the “2022 Plan”), which actual increase is provided for in the 2022 Plan.

4)	The Registrant does not have any fee offsets.